Exhibit 99.1

FOR IMMEDIATE RELEASE
July 28, 2014

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $2.43 COMPREHENSIVE INCOME PER COMMON SHARE AND
$26.26 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - July 28, 2014 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported comprehensive income for the second quarter of 2014 of $862 million, or $2.43 per common share, and net book value of $26.26 per common share. Economic return for the period, defined as dividends per common share plus the change in net book value per common share, was a gain of $2.42 per common share, or 9.9% for the quarter, or 39.6% on an annualized basis.

SECOND QUARTER 2014 FINANCIAL HIGHLIGHTS

•	$2.43 comprehensive income per common share, comprised of:

◦	$0.08 net income per common share

◦	$2.35 other comprehensive income ("OCI") per common share

▪	Includes net unrealized gains on investments marked-to-market through OCI

•	$0.87 net spread and dollar roll income per common share

◦
Includes $0.39 per common share of dollar roll income (also referred to as "drop income") associated with the Company's $14.0 billion average net long position in agency mortgage- backed securities ("MBS") in the "to-be-announced" ("TBA") market

◦	No "catch-up" premium amortization recognized for the quarter as projected constant prepayment rate ("CPR") estimates were largely unchanged from the prior quarter

•	$0.28 estimated taxable income per common share

◦	Excludes $0.88 per common share of net capital gains (including $0.39 per common share of TBA dollar roll income) applied against prior year net capital loss carryforward

•	$0.65 dividend per common share declared on June 17, 2014

◦	11.1% annualized dividend yield based on June 30, 2014 closing stock price of $23.41 per common share

•	$0.04 estimated undistributed taxable income per common share as of June 30, 2014

•	$26.26 net book value per common share as of June 30, 2014

◦	Increased $1.77 per common share, or 7.2%, from $24.49 per common share as of March 31, 2014

American Capital Agency Corp.
July 28, 2014

•	9.9% economic return on common equity for the quarter, or 39.6% annualized

◦	Comprised of $0.65 dividend per common share and $1.77 increase in net book value per common share

OTHER SECOND QUARTER HIGHLIGHTS

•	$71.9 billion agency MBS investment portfolio as of June 30, 2014

◦	Includes $18.4 billion net long TBA mortgage position as of June 30, 2014

•	$202 million investment in mortgage REIT equity securities as of June 30, 2014

◦	Recognized $24 million, or $0.07 per common share, of dividends and gains from REIT equity securities during the quarter

•	6.9x "at risk" leverage as of June 30, 2014

◦	5.0x leverage excluding net long TBA mortgage position as of June 30, 2014

•	9% portfolio CPR for the quarter

◦	8% average projected portfolio life CPR as of June 30, 2014

•	1.84% annualized net interest rate spread and TBA dollar roll income for the quarter

•	$169 million of net proceeds raised from 7.750% Series B Redeemable Preferred Stock offering

"In contrast to the overriding consensus that the Treasury and agency MBS markets would face significant headwinds as the Fed’s tapering progressed, AGNC’s performance in the second quarter was very strong," commented Gary Kain, President and Chief Investment Officer. "Economic return for the quarter was approximately 10% (or almost 40% on an annualized basis), making it one of our best quarters since the end of 2009. Our results this quarter were bolstered by several important strategic decisions, which we highlighted for investors on our first quarter earnings call. Most important was our decision to maintain our leverage as we believed the supply and demand outlook for agency MBS was very positive despite the tapering of Fed purchases. Additionally, our decision to operate with a larger duration gap and to reduce the size of our swaption portfolio also contributed to our performance."

John Erickson, Chief Financial Officer and Executive Vice President, commented, "We are very pleased with AGNC’s performance this quarter. Through the first two quarters of 2014, AGNC's economic return totaled 15% (or approximately 30% on an annualized basis) and largely offset the economic loss incurred in 2013. Since the beginning of the Fed’s QE3 program, we have been able to generate an economic return of 15% (or approximately 7.5% on an annualized basis) for our shareholders. This result is noteworthy given the more than 100 bps increase in the 5 year Treasury rate and the episodes of extreme volatility that we encountered during this period. I believe this result speaks to the durability of our business model and to the benefits of our active management approach in generating long term value for our shareholders."

NET BOOK VALUE
As of June 30, 2014, the Company's net book value per common share was $26.26, or $1.77 higher than the March 31, 2014 net book value per common share of $24.49, driven largely by tighter mortgage spreads.

American Capital Agency Corp.
July 28, 2014

INVESTMENT PORTFOLIO
As of June 30, 2014, the Company's investment portfolio totaled $71.9 billion of agency MBS, including an $18.4 billion net long TBA mortgage position, at fair value. The Company also held $202 million of investments in other agency mortgage REIT equity securities.

The Company accounts for TBA dollar roll positions as derivative instruments and recognizes dollar roll income in other income (loss), net on the Company's financial statements. As of June 30, 2014, the Company's net TBA mortgage portfolio had a fair value of approximately $18.4 billion, cost basis of $18.2 billion and a net carrying value of $0.2 billion reported in derivative assets/(liabilities) on the Company's balance sheet.

As of June 30, 2014, the Company's investment portfolio was comprised of $69.3 billion of fixed-rate securities, inclusive of the net long TBA position; $1.0 billion of adjustable-rate securities; and $1.7 billion of collateralized mortgage obligations (“CMOs”), including principal and interest-only strips.

As of June 30, 2014, the Company's fixed-rate mortgage assets at fair value were comprised of:

•	$28.2 billion ≤ 15-year securities;

•	$(1.0) billion 15-year net short TBA securities;

•	$1.3 billion 20-year fixed-rate securities;

•	$21.4 billion 30-year fixed-rate securities; and

•	$19.4 billion 30-year net long TBA securities.

As of June 30, 2014, inclusive of net TBA positions, ≤ 15-year fixed rate securities represented 38% of the Company's investment portfolio, a decrease from 48% as of March 31, 2014, and 30-year fixed rate securities represented 57% of the Company's investment portfolio, an increase from 46% as of March 31, 2014.

As of June 30, 2014, the Company's fixed-rate mortgage assets, inclusive of the net TBA position, had a weighted average coupon of 3.55%, comprised of a weighted average coupon of 3.19% for ≤ 15-year fixed rate securities, 3.49% for 20-year fixed-rate securities and 3.79% for 30-year fixed-rate securities.

CONSTANT PREPAYMENT RATES
The Company's investment portfolio had a CPR of 9% for the second quarter, compared to 7% for the prior quarter. The weighted average projected CPR for the remaining life of the Company's agency securities held as of June 30, 2014 was 8%, largely unchanged from March 31, 2014.

Net premium amortization on the Company's investment portfolio for the second quarter was $(109) million, or $(0.31) per common share, compared to $(142) million, or $(0.40) per common share, for the first quarter. The Company did not recognize a "catch-up" premium amortization adjustment for the second quarter, given that its projected CPR estimates were largely unchanged from the previous quarter, compared to approximately $(25) million, or $(0.07) per common share, of "catch-up" premium amortization cost recognized during the first quarter. The unamortized net premium balance as of June 30, 2014 was $2.4 billion.

American Capital Agency Corp.
July 28, 2014

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected CPRs over the remaining life of the security. The weighted average cost basis of the Company's investment portfolio was 104.7% of par value as of June 30, 2014; therefore, faster actual or projected prepayments can have a meaningful negative impact on the Company's asset yields, while slower actual or projected prepayments can have a meaningful positive impact.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield on its agency security portfolio (or "repo funded assets") for the second quarter was 2.71%, compared to 2.54%, or 2.70% excluding estimated "catch-up" premium amortization cost, for the first quarter.

The Company's average cost of funds (derived from the cost of repurchase agreements, other debt and interest rate swaps) for the second quarter increased 10 bps to 1.45% from 1.35% for the first quarter, reflective of a higher ratio of interest rate swaps to repo and other debt outstanding during the second quarter as a function of the Company's relative shift from repo funded assets to TBA dollar roll funded assets. Excluding swap hedge costs attributed to dollar roll funded assets, the Company's total costs of funds for repo funded assets was 1.16% for the second quarter, for an annualized net interest rate spread on its repo funded assets of 1.55%.

The Company's dollar roll funded assets generated an annualized net interest rate spread of 2.92%, net of allocated swap hedge costs for the second quarter. The relative net asset interest rate spread differential between the Company's repo and dollar roll funded assets is due to the combined impact of favorable implied financing rates in the dollar roll market and asset composition, with a greater concentration of lower yielding 15 year agency MBS in the Company's repo funded asset portfolio.

The Company's combined annualized net interest rate spread on its repo and dollar roll funded assets for the quarter was 1.84%, compared to 1.43%, or 1.59% excluding "catch-up" amortization cost, for the prior quarter.

On a per share basis, the Company recognized $0.87 per common share of net spread and dollar roll income for the second quarter, compared to $0.64 per common share, or $0.71 per common share excluding catch-up amortization cost, for the prior quarter. Net spread and dollar roll income for the second quarter included $0.39 per common share of dollar roll income, an increase from $0.14 per common share for the prior quarter. Net of allocated swap and operating costs and dividends on preferred stock, dollar roll income was $0.26 per common share for the second quarter.

The Company allocates swap and operating costs and dividends on preferred stock to its repo and dollar roll funded assets in proportion to their relative price sensitivity to interest rate risk (or on a "duration" weighted basis).

LEVERAGE
As of June 30, 2014, $47.5 billion of the Company's repurchase agreements were used to fund acquisitions of agency securities ("agency repo"), while the remainder, or $1.2 billion, was used to fund purchases of U.S. Treasury securities and is not included in the Company's leverage measurements. Inclusive of its net TBA position, the Company's "at risk" leverage ratio was 6.9x

American Capital Agency Corp.
July 28, 2014

as of June 30, 2014, compared to 7.6x as of March 31, 2014. The decline in leverage was largely driven by net gains on the Company's portfolio and a modest increase in the Company's equity base as a function of its preferred stock offering during the second quarter. The Company's average "at risk" leverage ratio for the quarter was 7.1x, compared to 7.2x for the prior quarter. The Company's leverage ratios exclude equity allocated to investments in REIT equity securities.

As of June 30, 2014, the Company's agency repo agreements had a weighted average interest rate of 0.41%, a decrease from 0.43% as of March 31, 2014, while the weighted average remaining days to maturity increased to 170 days as of June 30, 2014 from 162 days as of March 31, 2014.

As of June 30, 2014, the Company's agency repo agreements had remaining maturities consisting of:

•	$11.1 billion of one month or less;

•	$14.5 billion from one to three months;

•	$10.3 billion from three to six months;

•	$4.7 billion from six to nine months;

•	$2.6 billion from nine to twelve months;

•	$2.3 billion from twelve to twenty-four months;

•	$0.6 billion from twenty-four to thirty-six months;

•	$0.5 billion from thirty-six to forty-eight months; and

•	$0.9 billion from forty-eight to sixty months.

HEDGING ACTIVITIES
As of June 30, 2014, 88% of the Company's outstanding balance of repurchase agreements, other debt and net TBA position was hedged through interest rate swaps, swaptions and U.S. Treasury positions, compared to 94% as of March 31, 2014.

The Company's interest rate swap position as of June 30, 2014 totaled $47.9 billion in notional amount. During the quarter, the Company terminated $1.3 billion of interest rate swaps and entered into new swap agreements totaling $2.8 billion. The new swap agreements had a weighted average fixed pay rate of 3.25%, an average forward start date of 1.4 years and an average maturity of approximately 12.5 years as of June 30, 2014. As of June 30, 2014, the Company's swap position included $11.7 billion of forward starting swaps, with an average forward start date of 1.7 years and an average maturity of 8.6 years from June 30, 2014. As of March 31, 2014, the Company's swap position included $9.5 billion of forward starting swaps, with an average forward start date of 1.9 years and an average maturity of 7.7 years from March 31, 2014. Excluding forward starting swaps, as of June 30, 2014, the Company's interest rate swap portfolio had an average fixed pay rate of 1.61% and a weighted average receive rate of 0.20%, compared to 1.57% and 0.21%, respectively, as of March 31, 2014. Including forward starting swaps, the Company's interest rate swap portfolio had an average fixed pay rate of 1.97% and an average maturity of 5.4 years from June 30, 2014, compared to 1.87% and 4.9 years, respectively, as of March 31, 2014. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential against the impact of rising interest rates.

American Capital Agency Corp.
July 28, 2014

The Company utilizes interest rate swaptions to mitigate exposure to larger, more rapid changes in interest rates. During the second quarter, the Company added $1.3 billion in notional amount of payer swaptions, at a total cost of $11 million, while $1.6 billion of payer swaptions from previous quarters expired or were terminated resulting in net realized losses of $(27) million. As of June 30, 2014, the Company had payer swaptions totaling $7.7 billion of notional value outstanding at a market value of $62 million and a cost basis of $179 million, with an average remaining option term of 0.8 years and an average underlying interest rate swap term of 5.6 years, compared to $8.0 billion notional value, $93 million market value, $194 million cost basis,1.0 year remaining option term and 5.7 years average underlying swap term as of March 31, 2014.

During the second quarter the Company added $0.8 billion in notional value of receiver swaptions. As of June 30, 2014, the Company had receiver swaptions totaling $1.8 billion of notional value outstanding at a cost basis of $9 million, with an average remaining option term of 0.7 years and an average underlying interest rate swap term of 10.0 years.

The Company also utilizes long and short positions in U.S. Treasury securities and U.S. Treasury futures to mitigate exposure to changes in interest rates. As of June 30, 2014, the Company had a net short position of $4.8 billion (market value) in U.S. Treasury securities and a $913 million (market value) short position in U.S. Treasury futures, a total net decrease of $1.6 billion from March 31, 2014.

OTHER INCOME (LOSS), NET
For the second quarter, the Company recorded a net loss of $(222) million in other income (loss), net, or $(0.63) per common share, compared to a net loss of $(397) million, or $(1.12) per common share for the prior quarter. Other income (loss), net for the second quarter was comprised of:

•	$22 million of net realized gains on sales of agency securities;

•	$(500) million of net unrealized losses on interest rate swaps and early termination fee income/cost (excludes $40 million of unrealized gains recognized in OCI);

•	$(87) million of interest rate swap periodic interest costs;

•	$(41) million of net losses on interest rate swaptions;

•	$(182) million of net losses on U.S. Treasury positions;

•	$138 million of TBA dollar roll income;

•	$406 million of net mark-to-market gains on TBA mortgage positions;

•	$24 million of dividends and gains from mortgage REIT equity securities; and

•	$(2) million of net losses on other derivative instruments and securities.

OTHER COMPREHENSIVE INCOME
During the second quarter, the Company recorded other comprehensive income of $830 million, or $2.35 per common share, driven primarily by unrealized gains on the Company's agency securities.

ESTIMATED TAXABLE INCOME
Estimated taxable income for the second quarter was $0.28 per common share, or $0.20 higher than the Company's GAAP net income per common share.

The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current

American Capital Agency Corp.
July 28, 2014

income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) timing differences, both temporary and potentially permanent, in the recognition of certain realized gains and losses and (iii) temporary differences related to the amortization of net premiums paid on investments.

The Company's estimated taxable income for the second quarter excludes $0.88 per common share of estimated net capital gains (including $0.39 per common share of TBA dollar roll income) applied against the Company's prior year net capital loss carryforward.

SECOND QUARTER 2014 DIVIDEND DECLARATIONS
On June 17, 2014, the Board of Directors of the Company declared a second quarter dividend on its common stock of $0.65 per share, unchanged from the prior quarter, which was paid on July 28, 2014 to common stockholders of record as of June 30, 2014. This equates to an 11.1% annualized dividend yield based on the Company's June 30, 2014 closing stock price of $23.41 per common share. Given the size of the Company's prior year net capital loss carry forward discussed below and that a significant component of the Company's current earnings is in the form of TBA dollar roll income, which is treated as a capital gain for income tax purposes, the Company expects that a portion of the dividends declared on its common stock for fiscal year 2014 will constitute a return of capital for income tax purposes when the final determination is made after the end of its fiscal year. Shareholders will receive notification of such final determination on their 2014 annual 1099-DIV statement. Since its May 2008 initial public offering, the Company has paid a total of $4.7 billion in common dividends, or $28.91 per common share.

On June 17, 2014, the Board of Directors of the Company declared a second quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of $0.50 per share and on its 7.750% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") underlying its outstanding depositary shares of $0.36059 per depositary share. Each depositary share represents a 1/1000th interest in a share of the Series B Preferred Stock. The dividends were paid on July 15, 2014 to preferred stockholders of record as of July 1, 2014.

As of June 30, 2014, the Company had approximately $16 million of estimated undistributed taxable income ("UTI"), or $0.04 per common share, net of dividends declared. UTI excludes the Company's remaining prior year non-deductible capital losses of $(1.4) billion, or $(3.89) per common share, as of June 30, 2014, which may be carried forward and applied against future net capital gains through 2018.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread and dollar roll income and estimated taxable income, which are Non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
July 28, 2014

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $50,057, $51,850, $62,205, $80,721 and $71,261, respectively)	$52,174	$54,960	$64,482	$83,805	$75,926
Agency securities transferred to consolidated variable interest entities, at fair value (pledged securities)	1,377	1,417	1,459	1,204	1,281
U.S. Treasury securities, at fair value (including pledged securities of $1,247, $196, $3,778, $4,710 and $2,569, respectively)	1,247	196	3,822	4,823	3,671
REIT equity securities, at fair value	202	352	237	—	—
Cash and cash equivalents	1,747	1,726	2,143	2,129	2,923
Restricted cash	783	269	101	77	1,216
Derivative assets, at fair value	593	686	1,194	1,246	1,876
Receivable for securities sold (including pledged securities of $281,$772, $622, $1,417 and $1,338, respectively)	1,872	799	652	1,807	2,070
Receivable under reverse repurchase agreements	6,621	6,685	1,881	1,808	9,430
Other assets	238	228	284	372	270
Total assets	$66,854	$67,318	$76,255	$97,271	$98,663

Liabilities:
Repurchase agreements	$48,714	$49,729	$63,533	$82,473	$72,451
Debt of consolidated variable interest entities, at fair value	844	874	910	736	783
Payable for securities purchased	558	324	118	979	3,167
Derivative liabilities, at fair value	583	417	422	1,015	1,544
Dividends payable	235	232	235	311	420
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	6,094	6,658	1,848	1,801	9,931
Accounts payable and other accrued liabilities	215	270	492	71	87
Total liabilities	57,243	58,504	67,558	87,386	88,383

Stockholders' equity:
Redeemable Preferred Stock - aggregate liquidation preference of $348, $173, $173, $173 and $173, respectively	336	167	167	167	167
Common stock - $0.01 par value; 600.0 shares authorized; 352.8, 352.8, 356.2, 384.3 and 396.2 shares issued and outstanding, respectively	4	4	4	4	4
Additional paid-in capital	10,332	10,332	10,406	10,992	11,255
Retained (deficit) earnings	(1,073)	(870)	(497)	(160)	852
Accumulated other comprehensive income (loss)	12	(819)	(1,383)	(1,118)	(1,998)
Total stockholders' equity	9,611	8,814	8,697	9,885	10,280
Total liabilities and stockholders' equity	$66,854	$67,318	$76,255	$97,271	$98,663

Net book value per common share	$26.26	$24.49	$23.93	$25.27	$25.51

American Capital Agency Corp.
July 28, 2014

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Interest income:
Interest income	$385	$399	$542	$558	$545
Interest expense [1]	95	108	120	145	131
Net interest income	290	291	422	413	414

Other (loss) income, net:
Gain (loss) on sale of agency securities, net	22	(19)	(667)	(733)	17
(Loss) gain on derivative instruments and other securities, net [1]	(244)	(378)	184	(339)	1,444
Total other (loss) income, net	(222)	(397)	(483)	(1,072)	1,461
Expenses:
Management fees	30	29	31	35	37
General and administrative expenses	6	6	6	7	9
Total expenses	36	35	37	42	46
Income (loss) before income tax provision	32	(141)	(98)	(701)	1,829
Income tax provision	—	—	3	—	—
Net income (loss)	32	(141)	(101)	(701)	1,829
Dividend on preferred stock	5	3	3	3	3
Net income (loss) available (attributable) to common shareholders	$27	$(144)	$(104)	$(704)	$1,826

Net income (loss)	$32	$(141)	$(101)	$(701)	$1,829
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	790	521	(311)	833	(2,813)
Unrealized gain on derivative instruments, net [1]	40	43	46	47	48
Other comprehensive income (loss)	830	564	(265)	880	(2,765)
Comprehensive income (loss)	862	423	(366)	179	(936)
Dividend on preferred stock	5	3	3	3	3
Comprehensive income (loss) available (attributable) to common shareholders	$857	$420	$(369)	$176	$(939)

Weighted average number of common shares outstanding - basic and diluted	352.8	354.8	373.0	390.6	396.4
Net income (loss) per common share - basic and diluted	$0.08	$(0.41)	$(0.28)	$(1.80)	$4.61
Comprehensive income (loss) per common share - basic and diluted	$2.43	$1.18	$(0.99)	$0.45	$(2.37)
Estimated REIT taxable income per common share - basic and diluted [2]	$0.28	$0.47	$0.65	$0.29	$1.04
Dividends declared per common share	$0.65	$0.65	$0.65	$0.80	$1.05

American Capital Agency Corp.
July 28, 2014

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Interest income	$385	$399	$542	$558	$545
Interest expense:
Repurchase agreements and other debt	55	65	74	98	83
Interest rate swap periodic costs [1]	40	43	46	47	48
Total interest expense	95	108	120	145	131
Net interest income	290	291	422	413	414
Other interest rate swap periodic costs [3]	(87)	(83)	(104)	(131)	(105)
Dividend on REIT equity securities [4]	6	10	5	—	—
TBA dollar roll income (loss) [17]	138	48	(5)	(12)	195
Adjusted net interest and dollar roll income	347	266	318	270	504
Operating expenses	36	35	37	42	46
Net spread and dollar roll income	311	231	281	228	458
Dividend on preferred stock	5	3	3	3	3
Net spread and dollar roll income available to common shareholders	306	228	278	225	455
Estimated "catch-up" premium amortization cost (benefit) due to change in CPR forecast	—	25	(28)	12	(55)
Net spread and dollar roll income, excluding "catch-up" premium amortization, available to common shareholders	$306	$253	$250	$237	$400

Weighted average number of common shares outstanding - basic and diluted	352.8	354.8	373.0	390.6	396.4
Net spread and dollar roll income per common share - basic and diluted	$0.87	$0.64	$0.75	$0.58	$1.15
Net spread and dollar roll income, excluding "catch-up" premium amortization, per common share - basic and diluted	$0.87	$0.71	$0.67	$0.61	$1.01

American Capital Agency Corp.
July 28, 2014

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Net income (loss)	$32	$(141)	$(101)	$(701)	$1,829
Book to tax differences:
Premium amortization, net	(5)	31	(21)	(6)	(75)
Realized losses (gains), net	5	36	(92)	(255)	(15)
Capital loss (carryforward)/excess over capital gains [5]	(310)	(102)	936	849	—
Unrealized losses (gains), net	384	346	(480)	229	(1,324)
Other	(1)	—	2	—	(1)
Total book to tax differences	73	311	345	817	(1,415)
Estimated REIT taxable income	105	170	244	116	414
Dividend on preferred stock	5	3	3	3	3
Estimated REIT taxable income available to common shareholders	$100	$167	$241	$113	$411
Weighted average number of common shares outstanding - basic and diluted	352.8	354.8	373.0	390.6	396.4
Estimated REIT taxable income per common share - basic and diluted	$0.28	$0.47	$0.65	$0.29	$1.04
Estimated cumulative undistributed REIT taxable income per common share [6]	$0.04	$0.42	$0.59	$0.57	$1.07

Beginning cumulative non-deductible capital losses	$1,683	$1,785	$849	$—	$—
Capital loss (carryforward)/excess over capital gains	(310)	(102)	936	849	—
Ending cumulative non-deductible capital losses	$1,373	$1,683	$1,785	$849	$—
Ending cumulative non-deductible capital losses per common share	$3.89	$4.77	$5.01	$2.21	$—

American Capital Agency Corp.
July 28, 2014

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Fixed-rate agency securities, at fair value - as of period end	$50,871	$53,461	$62,961	$82,310	$75,910
Adjustable-rate agency securities, at fair value - as of period end	$986	$1,195	$1,235	$1,015	$694
CMO agency securities, at fair value - as of period end	$1,268	$1,289	$1,308	$1,244	$141
Interest-only strips agency securities, at fair value - as of period end	$219	$230	$232	$224	$236
Principal-only strips agency securities, at fair value - as of period end	$205	$202	$205	$216	$226
Total agency securities, at fair value - as of period end	$53,549	$56,377	$65,941	$85,009	$77,207
Total agency securities, at cost - as of period end	$53,300	$56,928	$67,025	$85,789	$78,834
Total agency securities, at par - as of period end [7]	$50,887	$54,336	$64,048	$82,003	$74,966
Average agency securities, at cost	$56,923	$62,920	$76,991	$86,407	$74,816
Average agency securities, at par [7]	$54,365	$60,103	$73,527	$82,751	$70,851
Net TBA portfolio - as of period end, at fair value	$18,384	$14,102	$2,271	$(7,256)	$14,514
Net TBA portfolio - as of period end, at cost	$18,184	$14,127	$2,276	$(7,060)	$15,285
Net TBA portfolio - as of period end, carrying value	$200	$(25)	$(5)	$(196)	$(771)
Average net TBA portfolio, at cost	$13,963	$4,534	$(486)	$131	$28,904
Average repurchase agreements and other debt	$50,448	$57,544	$71,260	$78,845	$66,060
Average stockholders' equity [8]	$9,315	$8,975	$9,432	$10,064	$11,256
Net book value per common share as of period end [9]	$26.26	$24.49	$23.93	$25.27	$25.51
Leverage - average during the period [10]	5.6:1	6.7:1	7.6:1	7.8:1	5.9:1
Leverage - average during the period, including net TBA position [11]	7.1:1	7.2:1	7.5:1	7.8:1	8.4:1
Leverage - as of period end [12]	5.0:1	5.9:1	7.3:1	7.9:1	7.0:1
Leverage - as of period end, including net TBA position [13]	6.9:1	7.6:1	7.5:1	7.2:1	8.5:1

Key Performance Statistics:
Average coupon [14]	3.63%	3.60%	3.59%	3.50%	3.63%
Average asset yield [15]	2.71%	2.54%	2.82%	2.59%	2.92%
Average cost of funds [16]	(1.45)%	(1.35)%	(1.25)%	(1.39)%	(1.43)%
Average net interest rate spread	1.26%	1.19%	1.57%	1.20%	1.49%
Average net interest rate spread, including TBA dollar roll income/loss [17]	1.84%	1.43%	1.56%	1.14%	1.86%
Average coupon - as of period end	3.63%	3.65%	3.58%	3.54%	3.56%
Average asset yield - as of period end	2.70%	2.72%	2.70%	2.70%	2.71%
Average cost of funds - as of period end [18]	(1.53)%	(1.45)%	(1.31)%	(1.33)%	(1.47)%
Average net interest rate spread - as of period end	1.17%	1.27%	1.39%	1.37%	1.24%
Average actual CPR for securities held during the period	9%	7%	8%	10%	11%
Average forecasted CPR - as of period end	8%	8%	7%	8%	7%
Total premium amortization, net	$(109)	$(142)	$(117)	$(168)	$(98)
Expenses % of average total assets - annualized	0.21%	0.19%	0.17%	0.15%	0.19%
Expenses % of average stockholders' equity - annualized	1.55%	1.58%	1.56%	1.66%	1.64%
Net comprehensive income (loss) return on average common equity - annualized [19]	38.0%	19.4%	(15.8)%	7.1%	(34.0)%
Dividends declared per common share	$0.65	$0.65	$0.65	$0.80	$1.05
Economic return (loss) on common equity - annualized [20]	39.6%	20.5%	(10.8)%	8.7%	(32.9)%

American Capital Agency Corp.
July 28, 2014

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

1.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. Accumulated other comprehensive loss (“OCI”) on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense. Other interest rate swap periodic costs does not include termination fees or mark-to-market adjustments associated with interest rate swaps (see footnote 1 for additional information).

4.	Dividend on REIT equity securities is reported in gain (loss) on derivative instruments and other securities, net.

5.	Capital losses in excess of capital gains are not deductible from the Company's ordinary taxable income, but may be carried forward for up to five years and applied against future net capital gains.

6.
Estimated cumulative undistributed REIT taxable income ("UTI") as of period end is net of common and preferred dividends declared during the period. Amount divided by total common shares outstanding as of each period end. UTI excludes the Company's cumulative non-deductible net capital losses.

7.	Agency securities at par value excludes the underlying unamortized principal balance ("UPB") of the Company's interest-only securities. Excludes TBAs.

8.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

9.	Net book value per common share calculated as total stockholders' equity, less the preferred stock liquidation preference, divided by the number of common shares outstanding as of period end.

10.
Leverage during the period was calculated by dividing the daily weighted average agency repurchase agreements and other debt outstanding for the period by the sum of average stockholders' equity less the average investment in REIT equity securities for the period. Leverage excludes U.S. Treasury repurchase agreements.

11.
Leverage during the period, including net TBA position, includes the components of "leverage - average during the period", plus the Company's daily weighted average net TBA dollar roll position (at cost) during the period.

12.
Leverage at period end was calculated by dividing the sum of the amount outstanding under agency repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the sum of total stockholders' equity less the fair value of investments in REIT equity securities at period end. Leverage excludes U.S. Treasury repurchase agreements.

13.	Leverage at period end, including net TBA position, includes the components of "leverage - as of period end", plus the Company's net TBA dollar roll position (at cost) as of period end.

14.	Weighted average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by average agency securities held at par.

15.
Weighted average asset yield for the period was calculated by dividing the total interest income on agency securities (coupon interest less amortization of premiums and discounts) by the average amortized cost of agency securities held.

16.
Cost of funds includes repurchase agreements, other debt and interest rate swaps, but excludes swap termination fees and costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions. Weighted average cost of funds for the period was calculated by dividing the total cost of funds by the average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.

17.
Estimated TBA dollar roll income/loss is net of TBAs used for hedging purposes. Dollar roll income/loss excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

18.
Cost of funds as of period end includes repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end and forward starting swaps becoming effective, net of swaps expiring, within three months of each period end, but excludes costs associated with other supplemental hedges such as swaptions and short treasury or TBA positions.

19.
Net comprehensive income (loss) return on average common equity for the period was calculated by dividing comprehensive income (loss) available (attributable) to common shareholders by average common equity.

20.
Economic return (loss) on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on July 29, 2014 at 11:00 am ET. Interested persons who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.AGNC.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 300-5922 (U.S. domestic) or (412) 902-6621 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call.

American Capital Agency Corp.
July 28, 2014

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q2 2014 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the shareholder call combined with the slide presentation will be made available on the AGNC website after the call on July 29, 2014. In addition, there will be a phone recording available from 1:00 pm ET July 29, 2014 until 9:00 am ET August 12, 2014. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10049322.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $19 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $83 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of aggregate net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website,

American Capital Agency Corp.
July 28, 2014

www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, the Company's results of operations discussed in this release include certain non-GAAP financial information, including “adjusted net interest expense” (defined as interest expense plus the periodic interest rate costs of the Company's interest rate swaps reported in gain (loss) on derivatives and other securities, net in its consolidated statements of comprehensive income), “net spread and dollar roll income” (defined as interest income, TBA dollar roll income and dividends from REIT equity securities, net of adjusted net interest expense and operating expenses) and “estimated taxable income” and certain financial metrics derived from non-GAAP information, such as “cost of funds” and “estimated undistributed taxable income.”

By providing users of the Company's financial information with such measures in addition to the related GAAP measures, it believes it gives users greater transparency into the information used by the Company's management in its financial and operational decision-making and that it is meaningful information to consider related to: (i) the economic costs of financing the Company's investment portfolio inclusive of interest rate swaps used to economically hedge against fluctuations in its borrowing costs, (ii) in the case of net spread and dollar roll income, the Company's current financial performance without the effects of certain transactions that are not necessarily indicative of its current investment portfolio and operations, and (iii) in the case of estimated taxable income and estimated undistributed taxable income, information that is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT qualification status. However, because such measures are incomplete measures of the Company's financial performance and involve differences from results computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, results computed in accordance with GAAP. In addition, because not all companies use identical calculations, the Company's presentation of such non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing the Company's income tax returns, which occurs after the end of its fiscal year.

A reconciliation of GAAP net interest income to non-GAAP net spread and dollar roll income and a reconciliation of GAAP net income to non-GAAP estimated taxable income is included in this release.